Exhibit 99

FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO ecameron@teltronics.com 941.753.5000	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

Teltronics Announces $3.8 Million Net Income for 2005
2005 is the second consecutive profitable year.

SARASOTA, Fla., November 15, 2005 - Teltronics, Inc. (OTCBB: TELT) today announced its financial results for the year ended December 31, 2005. Revenues for 2005 were $46.2 million as compared to $46.0 million reported in 2004. The Company reported net income of $3.8 million, which includes one-time gains of $4.6 million and a write down of impaired assets of $1.6 million, netting $3.0 million. This was a $3.3 million improvement over the $539,000 net income, which included a one-time gain of $1.2 million, reported in 2004. The net income available to common shareholders for 2005 increased to $3,168,000 from, an $85,000 loss for 2004. The Company's diluted net income per share for 2005 was $0.36 as compared to a diluted net loss per share of $0.01 for 2004.

Gross profit margin increased from 39.7% for 2004 to 41.1% for 2005. The Company's operating expenses for 2005, excluding $1,583,000 impairment charge, decreased $33,000 from 2004 due primarily to continued realization of the Company's cost reduction program implemented.

"I am pleased for the second year in a row to report a net profit for Teltronics. In 2005 we more than doubled our operating profit from $952 thousand to $2 million excluding the one time charge for the impairment of asset," said Ewen Cameron, Teltronics' President and Chief Executive Officer. "During 2005, we were able to keep our operating costs flat, and at the same time, were able to increase our gross margin. As we look forward to 2006, we believe that with our new IP products and the enhancements to our sales force that we should continue to see our revenues grow, Cameron concluded.

- continued -

About Teltronics:
Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses and government facilities. Teltronics' Enhanced 911 solutions provide lifesaving information to public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support to help their clients satisfy customer interactions. Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found on their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, payment of the consideration under our acquisition agreements, successful integration of acquisitions and the failure to realize the expected benefits of such acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses ,the ability to make payments under our outstanding indebtedness, the ability to pay dividends on our preferred stock, risks relating to foreign currency translations, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

See attached

TELTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands, except shares amounts)

ASSETS
	December 31,
	2005	2004
Current assets:
Cash and cash equivalents	$1,150	$1,580
Accounts receivable, net	6,568	5,499
Costs and estimated earnings in excess of billings on uncompleted contracts	418	343
Inventories, net	5,970	3,858
Other current assets	953	381

Total current assets	15,059	11,661

Property and equipment, net	967	3,729
Goodwill	241	241
Other Intangible assets, net	357	484
Other assets	356	309

Total assets	$16,980	$16,424

CURRENT LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:
Line of credit	$5,112	$2,554
Current portion of long-term debt	855	2,277
Accounts payable	5,630	5,883
Billings in excess of costs and estimated earnings on uncompleted contracts	---	219
Accrued payroll	1,400	1,605
Other current liabilities	938	657
Deferred revenue	1,450	1,388

Total current liabilities	15,385	14,583
Long-term liabilities:
Deferred dividends	1,100	---
Long-term debt, net of current portion	3,081	7,885

Total long-term liabilities	4,181	7,885
Commitments and contingencies
Shareholders' deficiency:
Common stock, $.001 par value, 40,000,000 shares authorized,
8,636,539 and 7,861,539 issued and outstanding at
December 31, 2005 and 2004, respectively	9	8
Non-voting common stock, $.001 par value, 5,000,000 shares
authorized, zero shares issued and outstanding	---	---
Preferred Series A stock, $.001 par value, 100,000 shares
authorized, 100,000 shares issued and outstanding	---	---
Preferred Series B Convertible stock, $.001 par value, 25,000
shares authorized, 12,625 shares issued and outstanding	---	---
Preferred Series C Convertible stock, $.001 par value, 50,000
shares authorized, 40,000 shares issued and outstanding	---	---
Additional paid-in capital	24,658	24,301
Other comprehensive loss	(76)	(8)
Accumulated deficit	(27,177)	(30,345)

Total shareholders' deficiency	(2,586)	(6,044)

Total liabilities and shareholders' deficiency	$16,980	$16,424

TELTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except share amounts)

	Years Ended December 31,
	2005	2004	2003
Net sales
Product sales and installation	$33,380	$35,043	$37,269
Maintenance and service	12,849	11,002	9,615

	46,229	46,045	46,884
Cost of goods sold	27,224	27,773	28,597

Gross profit	19,005	18,272	18,287

Operating expenses:
General and administrative	5,305	5,326	5,951
Sales and marketing	7,477	7,799	8,483
Research and development	3,673	3,114	4,191
Depreciation and amortization	535	1,081	1,258
Impairment of fixed assets	1,583	---	---

	18,573	17,320	19,883

Income (loss) from operations	432	952	(1,596)
Other income (expense):
Interest	(1,263)	(1,640)	(1,675)
Gain on sale of assets	495	1,233	---
Gain on extinguishment of debt	4,108	---	---
Other	86	1	(25)

	3,426	(406)	(1,700)

Income (loss) before income taxes	3,858	546	(3,296)
Income taxes	42	7	7

Net income (loss)	3,816	539	(3,303)
Dividends on Preferred Series B and C
Convertible stock	648	624	602

Net income (loss) available to common Shareholders	$3,168	$(85)	$(3,905)

Net income (loss) per share:
Basic	$0.39	$(0.01)	$(0.54)
Diluted	0.36	(0.01)	(0.54)
Weighted average shares outstanding:
Basic	8,041,323	7,838,715	7,297,512
Diluted	10,540,391	7,838,715	7,297,512

###